Contact: Chris Grandis	FOR IMMEDIATE RELEASE
Media Relations Director	Moved On Business Wire
Corporate	October 18, 2011
703.641.2316
cgrandis@csc.com	Bryan Brady
Vice President, Investor Relations
Corporate
703.641.3000
investorrelations@csc.com

CSC CHAIRMAN AND CEO ANNOUNCES RETIREMENT
Michael W. Laphen Will Serve Until Successor is Named, Board Initiates Search

FALLS CHURCH, Va., Oct. 18 -- CSC (NYSE: CSC), a leading global IT services company, today announced that Michael W. Laphen has informed the Board of Directors of his plan to retire as Chairman, President and Chief Executive Officer.  Laphen, 61, will continue to serve until a successor is named and the CEO transition is complete, but no later than October 31, 2012.

The Board has formed a search committee to identify a new CEO and has retained Heidrick & Struggles, a nationally recognized executive recruiting firm, to advise the Board on potential candidates.

“I began my professional career with CSC in 1977, and I am proud to have been a part of the Company’s growth and evolution into a premier, global IT services company,” said Laphen.  “CSC’s dedicated employees and management team have put CSC on a solid footing, and I am confident that the company is well positioned for its next phase of growth and development.  I look forward to working with the Board of Directors and my successor to ensure a seamless transition.”

“On behalf of the Board and everyone at CSC, I would like to thank Mike not only for his leadership over the last four years as Chairman, President and CEO, but also for the dedication and commitment that he has given to CSC for nearly 35 years,” said Irving W. Bailey, II, Lead Director of the CSC Board of Directors. “The Board is committed to conducting a thorough search to identify the right candidate to serve as CSC’s next CEO and will complete the search as expeditiously as possible.”

About CSC
CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 96,000 employees and reported revenue of $16.2 billion for the 12 months ended July 1, 2011. For more information, visit the company’s website at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 1, 2011 and any updating information in subsequent SEC filings. The company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.